EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between John Dresel (“Dresel”) and Tully’s Coffee Corporation (“Tully’s”), collectively referred to hereinafter as the “Parties,” in consideration of the following mutual promises.

(1) Separation. Dresel’s employment with Tully’s is terminated effective September 13, 2006 (“Separation Date”). The Parties waive any all written notice requirements regarding the termination of Dresel’s employment with Tully’s. After August 20, 2006, Dresel shall have no authority to act on behalf of Tully’s in any capacity or to bind or obligate Tully’s in any manner, including as an employee, officer, or representative.

(2) Consideration. In consideration of the benefits and promises described in this Agreement, Tully’s will pay Dresel his regular base salary at Dresel’s salary rate as of August 20, 2006, less lawful withholdings, for one year (after the Separation Date) paid ratably over the year following the Separation Date in accordance with Tully’s normal payroll practices, and Dresel shall, on the Effective Date as defined in section 6 below, vest in 100,000 non-qualified stock options, upon granting by the Board of Directors, subject to the exercise and other general terms and conditions contained in Tully’s 1994 Stock Option Plan (or its successor), with an option price of $1.50, which stock options would have vested on November 1, 2006 had Dresel’s employment with Tullys’ continued until that date. Dresel expressly acknowledges that he has no claims or entitlement to any additional pay or compensation from Tully’s, past, present or future, and he expressly waives any and all claims for additional compensation.

(3) Waiver and Release of Claims. In consideration of the benefits and promises described in this Agreement, and as a material inducement to Tully’s to enter into this Agreement, Dresel, on behalf of himself and his successors and assigns, irrevocably and unconditionally waives, releases and forever discharges Tully’s and its past and present affiliated entities, owners, shareholders, partners, officers, directors, agents, representatives, employees, and insurers, and each of their successors and assigns (referred to collectively as the “Released Parties”), from, and covenants not to sue with respect to, any and all claims, grievances, charges, actions, causes of action, rights, demands, debts, wages, compensation, benefits, damages, liabilities, obligations, promises, controversies, accounting, or expenses of whatever nature (including attorneys’ fees and costs), whether known or unknown, including those related in any way to his employment by Tully’s or the termination of the employment. This release includes, but is not limited to, all rights under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Americans with Disabilities Act, Family and Medical Leave Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Washington Law Against Discrimination, and all other local, state, and federal statutes, laws, and regulations that might apply to Dresel’s employment by Tully’s in Washington or any other state.

(4) Claim Extinguishment. For the purpose of implementing a full and complete release and discharge of Tully’s and all other Released Parties, Dresel expressly acknowledges that this Agreement is intended to include in its effect without limitation all claims that Dresel did not know or suspect to exist in his favor at the time of execution of this Agreement, and that the consideration received from Tully’s is also for the release and extinguishment of any such claims.

(5) Knowing and Voluntary Release. Dresel understands and acknowledges the significance and consequences of this Agreement, acknowledges that it is knowing and voluntary and has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to each and all of its expressed terms and provisions. Dresel understands and acknowledges that he has the right to consult with an attorney before executing the Agreement.

(6) Effective Date/Revocation. Tully’s has advised Dresel of his right to consider this Agreement for a period of up to twenty-one (21) days prior to his execution of the Agreement and of his right to revoke this Agreement for a period of up to seven (7) days after its execution by the parties. This Agreement will not become effective until the stated revocation period of seven (7) days has elapsed or expired (“Effective Date”).

(7) No Admission of Liability. This Agreement shall not be construed as an admission by Tully’s of any liability to Dresel, breach of any agreement between Tully’s and Dresel, or violation by Tully’s of any statute, law or regulation. This Agreement shall also not be construed as an admission by Dresel that any claims he might have asserted against Tully’s are without merit.

(8) Confidentiality and Non-Disparagement. Tully’s and Dresel agree to keep the existence and the terms of this Agreement absolutely confidential, except as to any disclosures that are (i) required by law, or (ii) reasonably required in connection with either of the parties federal tax filings. Dresel also acknowledges that during the course of his employment with Tully’s, Dresel has had access to certain trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, without limitation, data and other information relating to members of the Board of Directors and other management personnel of Tully’s), operating policies and manuals, business plans, financial records, and other financial, commercial, business and technical information relating or belonging to Tully’s and information designated or considered as confidential or proprietary that Tully’s may have received belonging to suppliers, customers or others who do business with Tully’s (collectively, “Confidential Information”). For purposes of this Agreement and without limiting the foregoing description of Confidential Information, “Confidential Information” includes: all nonpublic information relating to Tully’s and all non-public information regarding Tully’s current or former employees, investors and customers. Examples of Confidential Information include, without limitation: the identities of past, present or potential customers, investors or employees, marketing plans, contract information, trade secrets as defined by Washington law, and any other sorts of items or information regarding Tully’s or its customers, investors or employees that are not generally known to the public at large. As used herein, Confidential Information does not include any information that has been previously disclosed to the public by Tully’s or is in the public domain, unless it has been wrongfully or illegally disclosed to the public. Dresel agrees that all Confidential Information shall remain the exclusive property of Tully’s. For a period of three (3) years following the Separation Date, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Dresel agrees not to disclose to anyone outside Tully’s, nor to use for any purpose other than for Tully’s benefit, (i) any Confidential Information or (ii) any information Tully’s has received from others which Tully’s is obligated to treat as confidential or proprietary. By signing this agreement, Dresel confirms that he has returned to Tully’s all materials containing Confidential Information within Dresel’s possession or control.

Dresel and Tully’s further agree to refrain from making any statement about the other party that could reasonably be construed as negative, derogatory or disparaging in any way. Without limiting the foregoing, each party hereto agrees to refrain from making any statements that the other party reasonably construes as negative, derogatory or disparaging in any way concerning such other party or any of its officers or directors. Nothing in this Agreement, however, shall preclude or prevent any person from testifying in a truthful manner if required by law to testify pursuant to any legal proceedings.

(9) Severability. It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable and shall be given their full force and effect.

(10) Arbitration. Any controversy involving the construction or application of any terms, covenants, or conditions of this Agreement, or any claims arising out of or relating in any way to this Agreement or breach thereof, shall be submitted to and settled by final and binding arbitration in Seattle, Washington. A single, mutually agreed upon Arbitrator shall award to the prevailing party in any such arbitration such costs and reasonable attorneys’ fees incurred by the prevailing party as may be permitted or provided for by any applicable federal or state statutory or equitable authority as if the matter had been heard and tried in a court of law. Notwithstanding the foregoing, the Company shall be responsible for payment of all of the Arbitrator’s fees. This Agreement is governed by the laws of the State of Washington.

(11) Complete Agreement. This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement. Any and all other prior oral or written understandings, including but not limited to the Offer Letter and attached Summary of Employment from Tully’s to Dresel dated September 30, 2004, shall be deemed merged into this Agreement and shall not survive its execution. This Agreement shall not be altered or varied except in a writing signed by Dresel and Tully’s Chief Executive Officer. The Parties acknowledge that the form of this Agreement is proper and binding on the Parties. In the event the terms and conditions of this Agreement conflict with the terms and conditions set forth in any other documents, including but not limited to the Offer Letter and attached Summary of Employment from Tully’s to Dresel dated September 30, 2004, the terms and conditions of this Agreement shall govern.

(12) Reliance. Dresel represents and acknowledges that by executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by Tully’s or by any of the Tully’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

(13) Duplicate or Counterpart Originals: Facsimiles. This Agreement can be executed in duplicate and/or counterpart originals, and/or by execution of a facsimile. Each duplicate and/or counterpart original and signature reproduced by facsimile shall have the force and effect of any original document.

JOHN DRESEL

/s/ JOHN D. DRESEL
Dated: August 28, 2006

TULLY’S COFFEE CORPORATION

/s/ TOM T. O’KEEFE
Dated: August 28, 2006